Exhibit (a)(5)(iii)

SEPTEMBER SALES SCRIPT

OCTOBER 6, 2004

•	GOOD MORNING EVERYONE. THIS IS AMIE PRESTON, VICE PRESIDENT OF INVESTOR RELATIONS.

•	THIS IS LIMITED BRANDS’ SEPTEMBER SALES REPORT FOR THE FIVE WEEK PERIOD ENDING SATURDAY OCTOBER 2, 2004.

•	AS A MATTER OF FORMALITY, I NEED TO REMIND YOU THAT ANY FORWARD LOOKING STATEMENTS I MAY MAKE TODAY ARE SUBJECT TO THE SAFE HARBOR STATEMENT FOUND IN OUR SEC FILINGS.

•	I’D LIKE TO BEGIN THE CALL BY DISCUSSING THE TENDER OFFER AND SPECIAL DIVIDEND THAT WE ANNOUNCED THIS AFTERNOON.

•	AS NOTED IN OUR PRESS RELEASE, OUR BOARD OF DIRECTORS HAS AUTHORIZED THE REPURCHASE OF $2 BILLION OF OUR COMMON STOCK AND A POST-REPURCHASE SPECIAL DIVIDEND OF $500 MILLION. WE INTEND TO FUND THE REPURCHASE AND THE SPECIAL DIVIDEND FROM A COMBINATION OF EXISTING CASH BALANCES AND NEW BORROWINGS OF $1 BILLION.

•	OUR BUSINESS HAS EVOLVED SIGNIFICANTLY OVER THE PAST SEVERAL YEARS. TEN YEARS AGO, WE WERE PRIMARILY AN APPAREL RETAILER. TODAY, WE ARE PREDOMINANTLY AN INTIMATE APPAREL, PERSONAL CARE AND BEAUTY PRODUCTS COMPANY WITH A STEADILY DECREASING RELIANCE ON THE APPAREL SEGMENT OF OUR BUSINESS.

•	AFTER EVALUATING OUR CURRENT BUSINESS, OUR FINANCIAL CONDITION, OUR CAPITAL SPENDING AND WORKING CAPITAL NEEDS, AND OUR GROWTH PLANS, OUR BOARD OF DIRECTORS DETERMINED THAT A $2.5 BILLION RETURN OF CAPITAL TO SHAREHOLDERS WOULD BE DESIRABLE AND IN THE BEST INTEREST OF OUR SHAREHOLDERS.

•	THE TENDER OFFER AND THE SPECIAL DIVIDEND ARE INTENDED TO ACHIEVE A NUMBER OF OBJECTIVES, INCLUDING THE FOLLOWING:

•	FIRST, DEMONSTRATE CONFIDENCE IN OUR BUSINESS. WE ARE OPTIMISTIC ABOUT THE PROSPECTS FOR OUR BUSINESS AND ARE PURSUING A NUMBER OF INITIATIVES THAT WE BELIEVE WILL RESULT IN SIGNIFICANT GROWTH AND EFFICIENCIES. THIS CAPITAL RESTRUCTURING IS A DEMONSTRATION OF THAT CONFIDENCE.

•	SECOND, PROVIDE VALUE FOR CONTINUING STOCKHOLDERS. SHAREHOLDERS WHO WISH TO ACHIEVE A GREATER PERCENTAGE OWNERSHIP IN THE COMPANY WILL BE ABLE TO DO SO BY NOT TENDERING THEIR SHARES AND THUS WILL HAVE A GREATER STAKE IN OUR FUTURE. IN ADDITION, STOCKHOLDERS WHO RETAIN THEIR SHARES WILL PARTICIPATE IN THE SPECIAL DIVIDEND.

•	THIRD, PROVIDE VALUE TO STOCKHOLDERS WHO WISH TO SELL. A SIGNIFICANT REPURCHASE IS AN EFFICIENT WAY TO PROVIDE VALUE TO STOCKHOLDERS WHO WISH TO RECEIVE CASH FOR ALL OR A PORTION OF THEIR SHARES.

•	FOURTH, ESTABLISH A MORE APPROPRIATE CAPITAL STRUCTURE. AS I MENTIONED EARLIER, WE ARE NOW PREDOMINANTLY AN INTIMATE APPAREL, PERSONAL CARE AND BEAUTY PRODUCTS COMPANY WITH LESS EXPOSURE TO THE VOLATILITY OF THE APPAREL BUSINESS. BY REDUCING THE LEVEL OF LOW-YIELDING CASH ON HAND AND BY ACCESSING DEBT MARKETS UNDER THE CURRENTLY FAVORABLE CONDITIONS, WE ARE ABLE TO RETURN VALUE TO SHAREHOLDERS NOW WHILE AT THE SAME TIME INCREASE THE RETURN ON THE CAPITAL THAT REMAINS INVESTED IN THE BUSINESS.

•	AND FINALLY, MAINTAIN FINANCIAL FLEXIBILITY AND A STRONG BALANCE SHEET. CONSERVATIVE FINANCIAL MANAGEMENT HAS BEEN AND CONTINUES TO BE A PARAMOUNT OBJECTIVE OF THE COMPANY. WE BELIEVE THAT, AFTER GIVING

EFFECT TO THE SELF-TENDER AND THE SPECIAL DIVIDEND (INCLUDING THE RELATED BORROWINGS), OUR REMAINING CASH ON HAND, CASH FLOW FROM OPERATIONS AND BORROWING CAPACITY SHOULD BE MORE THAN SUFFICIENT TO MEET OUR OPERATIONAL NEEDS, INCLUDING FUNDING INTERNAL GROWTH INITIATIVES AND PURSUING ACQUISITIONS AND OTHER OPPORTUNITIES THAT MIGHT ARISE.

•	THE REPURCHASE WILL BE MADE THROUGH A MODIFIED DUTCH AUCTION TENDER OFFER IN WHICH SHAREHOLDERS WILL BE GIVEN THE OPPORTUNITY TO SELL ALL OR A PORTION OF THEIR SHARES TO THE COMPANY AT A PRICE OF NOT LESS THAN $21.75 PER SHARE AND NOT MORE THAN $25.00 PER SHARE. THE OFFER COMMENCES TOMORROW AND WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME ON NOVEMBER 4TH, UNLESS EXTENDED.

•	SHORTLY AFTER COMPLETION OF THE TENDER OFFER, WE INTEND TO DECLARE A SPECIAL DIVIDEND OF $500 MILLION, OR ABOUT $1.30 PER SHARE. IF WE ARE UNABLE TO PURCHASE $2 BILLION OF COMMON STOCK IN THE TENDER OFFER, WE WILL CONSIDER VARIOUS OTHER OPTIONS FOR THE CASH, INCLUDING, AMONG OTHER THINGS, ADDITIONAL SHARE REPURCHASES OR AN INCREASE IN THE SPECIAL DIVIDEND. THE AMOUNT OF THE DIVIDEND AND THE RECORD DATE WILL BE SET AT THE TIME THE DIVIDEND IS DECLARED.

•	THE NEW BORROWINGS WILL CONSIST OF A $500 MILLION FIVE YEAR BANK LOAN FACILITY AND $500 MILLION IN CAPITAL MARKETS DEBT. OUR BANKS HAVE PROVIDED A $500 MILLION BRIDGE LOAN FACILITY IN ANTICIPATION OF THE CAPITAL MARKETS OFFERING. WE ALSO INTEND TO REPLACE OUR EXISTING REVOLVER WITH A NEW $1 BILLION FACILITY.

•	WE ANTICIPATE THAT THE TENDER OFFER, SPECIAL DIVIDEND, AND RELATED BORROWINGS WILL RESULT IN A DOWNGRADE OF ONE INCREMENT IN OUR CREDIT RATING, BUT THAT OUR CREDIT RATING WILL REMAIN INVESTMENT GRADE.

•	ASSUMING COMPLETION OF THE TENDER AT $23, THE APPROXIMATE MIDPOINT OF THE RANGE, OUR SHARES OUTSTANDING WOULD DECREASE BY APPROXIMATELY 87 MILLION SHARES, OR 18%. ON A PRO FORMA BASIS, THE REPURCHASE, SPECIAL DIVIDEND, AND ADDITIONAL BORROWINGS WOULD HAVE ADDED ABOUT 13% TO 2003’S REPORTED EARNINGS PER SHARE. FOR YOUR CONVENIENCE, PRO FORMA FINANCIAL STATEMENTS ARE POSTED ON OUR WEBSITE. THEY ARE ALSO INCLUDED IN THE TENDER OFFER DOCUMENT, WHICH WILL BE FILED WITH THE SEC TOMORROW MORNING.

•	TURNING TO SEPTEMBER SALES RESULTS, TOTAL LIMITED BRANDS SALES FOR THE FIVE WEEKS ENDED OCTOBER 2, 2004, WERE $679.3 MILLION, COMPARED TO SALES OF $714.4 MILLION FOR THE FIVE WEEKS ENDED OCTOBER 4, 2003.

•	LIMITED BRANDS COMPS WERE -5% IN SEPTEMBER, BELOW OUR EXPECTATION FOR A POSITIVE MID-SINGLE DIGIT COMP, DRIVEN BY SOFTNESS AT THE APPAREL BRANDS. THE NEGATIVE APPAREL COMP OF 25% FOR SEPTEMBER WAS SIGNIFICANTLY IMPACTED BY A SHIFT IN TIMING OF CLEARANCE SALES FROM SEPTEMBER LAST YEAR TO OCTOBER THIS YEAR. AS A RESULT OF THE SOFTNESS IN APPAREL SALES QUARTER-TO-DATE, WE NOW ESTIMATE THAT THIRD QUARTER EARNINGS PER SHARE WILL BE BETWEEN $0.04 AND $0.06 PER SHARE. THIS ESTIMATE INCLUDES A $0.02 BENEFIT RELATED TO THE FAVORABLE SETTLEMENT OF A STATE TAX MATTER. WE REMAIN COMFORTABLE WITH AN EARNINGS PER SHARE ESTIMATE FOR THE FULL YEAR OF $1.30 TO $1.35.

•	SEPTEMBER MERCHANDISE MARGIN RATES WERE UP TO LAST YEAR.

•	LIMITED BRANDS INVENTORIES ENDED THE MONTH UP 9% ON A PER SQUARE FOOT BASIS AT COST. APPAREL INVENTORIES ENDED THE MONTH UP 7% PER SQUARE FOOT AT COST, PRIMARILY DUE TO THE SHIFT IN TIMING FOR THE CLEARANCE SALES. WE CONTINUE TO EXPECT THAT APPAREL COST OF GOODS AVAILABLE FOR SALE FOR THE THIRD QUARTER WILL BE DOWN MID-SINGLE DIGITS.

NOW INDIVIDUAL BRAND RESULTS BEGINNING WITH...

VICTORIA’S SECRET STORES

•	COMP STORE SALES FOR SEPTEMBER AT VSS WERE UP 13%, IN LINE WITH EXPECTATIONS.

•	THE FOCUS FOR THE MONTH WAS THE NEW SATIN ANGELS “LIFT” BRA. SALES GROWTH WAS DRIVEN BY BRAS AND PINK.

•	MERCHANDISE MARGIN RATES WERE DOWN TO LAST YEAR, PRIMARILY DUE TO INCREASED PROMOTIONAL ACTIVITY DURING THE MONTH, INCLUDING DIRECT MAIL AND THE BEAUTY GIFT WITH PURCHASE OFFERS.

•	SEPTEMBER RESULTS AT BEAUTY WERE ALSO IN LINE WITH EXPECTATIONS, DRIVEN BY A VERY SEXY FOR HER GIFT WITH PURCHASE PROMOTION, AND GROWTH IN HAIR AND GARDEN.

•	THE NEW BODY BY VICTORIA SHAPING DEMI BRA WAS LAUNCHED THE LAST WEEK OF SEPTEMBER. THE HOLIDAY FLOORSET WILL LAUNCH THE LAST WEEK OF OCTOBER. AT THE SAME TIME, BEAUTY WILL LAUNCH A NEW PRESTIGE FRAGRANCE, CALLED BASIC INSTINCT.

VICTORIA’S SECRET DIRECT

•	SEPTEMBER SALES WERE UP 9% TO LAST YEAR, ABOVE EXPECTATIONS. INTERNET SALES CONTINUE TO EXPERIENCE STRONG GROWTH.

•	SALES GROWTH WAS DRIVEN BY STRENGTH IN BRAS AND WOVEN CLOTHING.

•	MERCHANDISE MARGIN RATES WERE ABOUT FLAT TO LAST YEAR.

BATH & BODY WORKS

•	IN SEPTEMBER, BBW COMPS WERE UP 7%, IN LINE WITH EXPECTATIONS.

•	GROWTH WAS DRIVEN BY HOME FRAGRANCE AND DAILY BEAUTY RITUALS WHICH WERE FEATURED DURING THE PERFECT AUTUMN THEME, AND BY SPA WHICH INTRODUCED SEVERAL NEW PRODUCTS.

•	INCREASED DIRECT MAIL ACTIVITY FEATURING OFFERS FOCUSED ON OUR PERFECT AUTUMN AND AROMATHERAPY HYDROTHERAPY PRODUCTS WAS ALSO A CONTRIBUTOR TO GROWTH.

•	MARGINS WERE ABOUT FLAT TO LAST YEAR.

•	THE BBW HOLIDAY THEME DEBUTS ON OCTOBER 18TH.

APPAREL GROUP

•	AT THE APPAREL GROUP, SEPTEMBER COMPS WERE DOWN 25%, BELOW EXPECTATIONS.

•	APPAREL MERCHANDISE MARGIN RATES WERE UP TO LAST YEAR.

EXPRESS

•	AT EXPRESS, SEPTEMBER COMPS WERE DOWN 26%. LAST YEAR, EXPRESS BEGAN ITS QUARTERLY CLEARANCE SALE DURING SEPTEMBER, WHILE THEY STARTED THIS YEAR’S CLEARANCE TODAY, TWO WEEKS LATER.

•	THE SHIFT IN SALE EVENT TIMING WAS A SIGNIFICANT FACTOR IN SEPTEMBER RESULTS. COMPS PRIOR TO LAPPING LAST YEAR’S SALE DATE, ALTHOUGH BELOW EXPECTATIONS, WERE TRENDING IN THE POSITIVE DOUBLE DIGITS.

•	DESPITE THE NEGATIVE IMPACT OF THE SALE TIMING, THE WOMEN’S WEAR-TO-WORK BUSINESS GENERATED POSITIVE GROWTH FOR THE MONTH, LED BY STRONG SALES IN PANTS, WOVEN TOPS AND JACKETS.

•	IN THE MEN’S BUSINESS, DRESS PANTS AND SPORT JACKETS PERFORMED WELL BUT WERE OFFSET BY DISAPPOINTING RESULTS IN DENIM, KNITS AND CASUAL PANTS.

•	MERCHANDISE MARGINS WERE UP TO LAST YEAR.

•	EXPRESS WILL INTRODUCE ITS FIRST HOLIDAY FLOORSET IN THE SECOND HALF OF OCTOBER.

LIMITED STORES

•	SEPTEMBER COMPS AT LIMITED STORES WERE DOWN 24%, BELOW EXPECTATIONS.

•	MERCHANDISE MARGIN RATES WERE ABOUT FLAT TO LAST YEAR.

•	LIMITED STORES BEGAN THEIR “REAL SALE” THIS PAST MONDAY.

•	FOR OCTOBER, WE EXPECT MID TEEN COMPS FOR THE TOTAL COMPANY, PRIMARILY DRIVEN BY THE LATER START DATE FOR THE APPAREL QUARTERLY CLEARANCE SALES.

•	AS A REMINDER, OUR ANNUAL INVESTOR UPDATE MEETING TAKES PLACE ON OCTOBER 20TH. THE ENTIRE MEETING WILL BE WEBCAST FROM LIMITEDBRANDS.COM BEGINNING AT 7:45 A.M. WE LOOK FORWARD TO SEEING YOU IN COLUMBUS.

•	THANK YOU FOR YOUR CONTINUING INTEREST IN LIMITED BRANDS.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in the September sales call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in the September sales call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; our ability to service the debt we expect to incur in connection with this tender offer, any debt we draw down under our credit facilities, and other any debt we incur, and the restrictions the agreements related to such debt impose upon us; our ability to implement our strategic and operational initiatives; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production; risks associated with the possible lack of availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in the September sales call is based on information available to the Company as of the date of the September sales call. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

ADDITIONAL LEGAL INFORMATION:

This transcript of the September sales call is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Limited Brands’ common stock. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Limited Brands will distribute to its stockholders. Stockholders should read the Offer to Purchase and the related materials carefully because they contain important information. Stockholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Limited Brands is filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, toll free at 888-628-8208.